Contact:                 Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – April 29, 2011 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported an increase in net earnings for the first fiscal quarter of 2011 of $49,000, or 9.7%. Net earnings for the three months ended March 31, 2011 totaled $552,000, or $0.06 cents per share compared with net earnings of $503,000, or $0.06 cents per share for the first fiscal quarter of 2010.

The earnings per share for the three months ended March 31, 2011 were based on weighted average shares outstanding of 8,757,782 as compared with weighted average shares outstanding of 8,725,873 for the comparable 2010 period.

On March 16, 2011, Cheviot Financial Corporation completed the acquisition of First Franklin Corporation.  As a result of the acquisition, total assets increased by approximately $249.4 million, or 69.6%, while  investments increased $15.3 million, or 15.7%, net loans receivable increased $188.9 million, or 83.8% and total deposits increased $223.2 million or 86.6% from the respective balances as of December 31, 2010.  Interest income and interest expense includes the impact of the First Franklin acquisition as of March 16, 2011.

During the first quarter net interest income increased $16,000 while the provision for losses on loans increased $110,000, other income increased $78,000, general, administrative and other expenses increased $202,000, and the provision for federal income taxes decreased $267,000. The increase in general, administrative and other expenses during the comparative period is a result of legal and professional expenses and fifteen days of operating costs incurred as a result of the completion of the merger with First Franklin Corporation. During the three months ended March 31, 2011, the company recorded a provision for losses on loans totaling $150,000 after giving consideration to the allocation of approximately $131,000 for write downs in loans transferred to real estate acquired through foreclosure.  At March 31, 2011, the allowance for losses on loans was 20.8% of nonperforming assets and 0.32% of net loans. During the first quarter, the coverage in the allowance for loan losses decreased as a result of the acquisition as approximately $203.2 million of loans are recorded at fair value with a $7.1 million discount applied to such loans.

At March 31, 2011, Cheviot Financial Corp. had consolidated total assets of $607.4 million, total liabilities of $537.7 million, including deposits of $481.1 million, and shareholders' equity of $69.8 million, or 11.5% of total assets. At March 31, 2011, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 9.5%, 9.5% and 17.3%.

Cheviot Savings Bank was established in 1911 and currently has thirteen full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	At		At
	March 31,		December 31,
ASSETS	2011		2010

Cash and cash equivalents	$ 23,678		$ 18,149
Investment securities	112,751		97,440
Loans receivable	414,378		225,438
Goodwill	10,244		-
Core deposit intangible	1,298		-
Other assets	45,087		17,042

Total assets	$ 607,436		$ 358,069

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 481,052		$ 257,852
Advances from the FHLB	46,996		27,300
Other liabilities	9,628		3,498

Total liabilities	537,676		288,650

Shareholders' equity	69,760		69,419

Total liabilities and shareholders' equity	$ 607,436		$ 358,069

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

		Three months ended
		March 31,	March 31,
		2011	2010
Total interest income		$ 3,947	$ 4,007
Total interest expense		1,205	1,281

Net interest income		2,742	2,726

Provision for losses on loans		150	40

Net interest income after provision for losses on loans		2,592	2,686

Other income		260	182
General, administrative and other expense		2,300	2,098

Earnings before federal income taxes		552	770

Federal income taxes		-	267

NET EARNINGS		$ 552	$ 503

Earnings per share - basic and diluted		$ 0.06	$ 0.06